EXHIBIT 99.1
SGX Pharmaceuticals Announces Fourth Quarter and Full Year Financial Results

Conference call scheduled today at 8:00 a.m. Pacific Time
SAN DIEGO, March 12, 2008 — SGX Pharmaceuticals (NASDAQ: SGXP) today announced financial results for the year and fourth quarter ended December 31, 2007. For the full year 2007, the Company posted total revenues of $34.7 million and a net loss of $16.0 million, or $1.01 per share. For the quarter ended December 31, 2007, the Company posted total revenues of $7.7 million and a net loss of $6.1 million, or $0.35 per share. Cash and cash equivalents totaled $39.0 million at December 31, 2007 compared to $33.9 million at December 31, 2006.
2007 Overview and Pipeline Update
•	SGX523: In November 2007, the Company submitted an investigational new drug application (IND) to the FDA, only ten months after designating this small-molecule MET receptor tyrosine kinase inhibitor as a development candidate. Two Phase I studies were initiated in January 2008 in subjects with solid tumors; patient enrollment is ongoing.

•	SGX126: Expanding the MET program, in November 2007, SGX designated SGX126 as its next MET development candidate. Like SGX523 and the Company’s BCR-ABL inhibitors, this development candidate was discovered using the Company’s FAST™ platform. This orally-bioavailable small molecule shows potent and selective in vitro and in vivo activity with a profile complementary to that of SGX523.

•	SGX393: This selective, orally-bioavailable BCR-ABL inhibitor is currently in IND enabling studies and, pending successful completion, an IND submission is planned during the second quarter of 2008. SGX393 is a potent inhibitor of the T315I mutant (as well as other resistant mutants and wild-type BCR-ABL) and is likely most applicable to relapsed/refractory chronic myelogenous leukemia (CML).

•	The research activities conducted under the Company’s collaboration with Novartis have resulted in the identification of a number of promising BCR-ABL inhibitors targeting the front-line CML population. The collaborative research phase is due to end in late March 2008 in accordance with the agreement and, thereafter, Novartis is responsible for further development of drug candidates identified under the collaboration. At this time, an IND for a drug candidate under the collaboration is not anticipated in 2008.

•	In addition to the inhibitors targeting the front-line CML population, the Company is currently pursuing a portfolio of drug discovery targets which have been implicated in various human cancers. The goal for the Company’s FAST™ drug discovery program is to nominate two new development candidates by year end leading to IND submission in 2009.

•	In November 2007, the Company completed a private placement financing providing net proceeds of $23.2 million.

“We began 2008 by initiating clinical development of our first internally developed oncology drug candidate, SGX523, now enrolling subjects in two phase I studies,” said Mike Grey, President and Chief Executive Officer of SGX Pharmaceuticals.  “After SGX523, we have SGX393 from our BCR-ABL program, and SGX126, also from our MET program, preparing for IND submissions in 2008.  In addition to these compounds, our drug discovery portfolio is focused on multiple oncology targets. We are very pleased with our accomplishments in 2007 and excited by the many clinical, preclinical and discovery-stage opportunities in 2008 and beyond.”
Financial Results for the Full Year and Fourth Quarter Ended December 31, 2007
Total revenues for the year ended December 31, 2007 were $34.7 million, compared to $27.8 million for the year ended December 31, 2006. Total revenues in the fourth quarter of 2007 were $7.7 million, compared to $8.4 million in the fourth quarter of 2006.
The increased revenue of $6.9 million for 2007, compared to 2006, is primarily attributable to additional revenues earned through our Novartis collaboration, together with the achievement of a milestone, and additional services provided under other collaborations and commercial agreements. This increase also reflects the recognition of revenue in the first quarter of 2007 related to the reimbursement of indirect costs incurred on grant research since the commencement of the grant in July 2005.
The $0.7 million decrease in revenue for the fourth quarter of 2007, compared to the fourth quarter of 2006, reflects higher Novartis direct development costs, thereby reducing the amount of revenue recognized for out-of-pocket reimbursements, offset by revenue recognized for additional services provided under other collaborations and commercial agreements.
Research and development expenses totaled $42.2 million for the year ended December 31, 2007, compared to $46.9 million for the year ended December 31, 2006. Research and development expenses totaled $11.2 million for the fourth quarter of 2007, compared to $11.4 million in the same period of 2006. The decrease of $4.7 million in 2007, compared to 2006, is primarily attributable to reduced expenditures for outside services in connection with the MET and BCR-ABL programs, reduced payments to subcontractors performing services in connection with our grant research efforts and lower depreciation expense. The decrease of $0.2 million for the fourth quarter of 2007, as compared to the fourth quarter of 2006, was primarily attributable to lower depreciation expense.
General and administrative expenses totaled $8.6 million for the year ended December 31, 2007, compared to $9.6 million for the year ended December 31, 2006. General and administrative expenses totaled $2.2 million for the fourth quarters of both 2007 and 2006. The decrease in general and administrative expenses in 2007, compared to 2006, is primarily attributable to lower stock-based compensation expense for option and restricted stock grants.

SGX reported a net loss applicable to common stockholders for the full year and fourth quarter ended December 31, 2007 of $16.0 million, or $1.01 per share, and $6.1 million, or $0.35 per share, respectively. This compares with a net loss applicable to common stockholders for the full year and fourth quarter ended December 31, 2006 of $28.1 million, or $2.03 per share, and $4.9 million, or $0.32 per share, respectively.
The decrease in the net loss in 2007, compared to 2006, is primarily attributable to an increase in revenues in connection with the Novartis collaboration, an increase in revenue recognized in connection with the reimbursement of indirect costs related to grant-related activities, a decrease in non-cash related operating expenditures, and a decrease in expenditures to subcontractors performing services in connection with our grant research efforts. The increase in the net loss for the fourth quarter of 2007, compared to the fourth quarter of 2006, is primarily attributable to lower revenues earned in connection with our collaboration with Novartis.
For 2008, the Company projects a net cash burn of approximately $19 — $21 million before any cash inflows in connection with a potential collaboration around the Company’s MET program.
Conference Call and Webcast
The Company will hold a conference call at 8:00 a.m. Pacific Time today, March 12, 2008, to discuss these results and business highlights. Interested participants and investors may access the teleconference call by dialing 800-573-4752 (U.S./Canada) or 617-224-4324 (international), participant code 20358556. A telephonic replay will be available for seven days following the call. Access numbers for this replay are 888-286-8010 (U.S./Canada) and 617-801-6888 (international), participant code 55640708.
About SGX Pharmaceuticals
SGX Pharmaceuticals is a biotechnology company focused on the discovery, development and commercialization of innovative cancer therapeutics. The SGX oncology pipeline includes drug candidates from its FAST™ drug discovery platform, such as SGX523, a MET kinase inhibitor currently in Phase 1 clinical studies, next generation BCR-ABL inhibitors being developed by SGX and in partnership with Novartis and a portfolio of inhibitors of various oncology targets. More information on the pipeline and drug discovery platform can be found at www.sgxpharma.com and in the Company’s various filings with the Securities and Exchange Commission.
Forward-looking Statements
Statements in this press release that are not strictly historical in nature are forward-looking statements. These statements include, but are not limited to, statements related to research and development programs, net cash burn and plans for 2008 and beyond, expectations regarding the timing of the filing of INDs and commencement and success of IND enabling activities and preclinical and clinical studies, partnership opportunities, the potential of the Company’s inhibitors as treatments for certain cancers, partnering opportunities for the Company’s research and development programs, including any potential collaborations around the Company’s MET program and the ability to discover, develop and commercialize cancer therapeutics. These statements are only predictions based on current information and expectations and involve a number of risks and uncertainties. Actual events or results may differ materially from those projected in any of such statements due to various factors, including the risks and uncertainties inherent in drug discovery, development and commercialization, which include, without limitation, the potential failure of development candidates to advance through preclinical studies or demonstrate safety and efficacy in clinical testing and the ability to file INDs or commence IND enabling activities or preclinical or clinical studies in the referenced time frames. The results of early preclinical studies or clinical trials may not be predictive of future results, and the Company cannot provide any assurances that any of its compounds or development candidates will have favorable results in preclinical studies or future clinical trials. In addition, results may be affected by the initiation, implementation and conclusion of its collaborations, cash generated or used in connection with new or existing collaborations, the failure to successfully complete collaborations or partnerships, the partnering of its research and development programs, competition from other biotechnology and pharmaceutical companies, its effectiveness at managing its financial resources, the level of resources that its collaborative partners devote to development of its product candidates, the scope and validity of patent protection for its products, and its ability to obtain additional funding to support its operations. For a discussion of these and other factors, please refer to the risk factors described in the Company’s annual report on Form 10-K for the year ended December 31, 2006, the Company’s quarterly report on Form 10-Q for the three and nine months ended September 30, 2007, as well as other filings with the Securities and Exchange Commission. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. This caution is made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All forward-looking statements are qualified in their entirety by this cautionary statement and SGX undertakes no obligation to revise or update this press release to reflect events or circumstances after the date hereof.
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Contact:	Bonnie Feldman Sr. Director, Investor Relations and Corporate Communications SGX Pharmaceuticals (858) 344-8860

Todd Myers Chief Financial Officer SGX Pharmaceuticals (858) 558-4850

SGX PHARMACEUTICALS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2007	2006	2007	2006
Revenue:
Collaborations and commercial agreements	$5,554	$6,714	$22,367	$19,906
Grants	2,125	1,723	12,372	7,874

Total revenue	7,679	8,437	34,739	27,780

Expenses:
Research and development	11,242	11,352	42,249	46,942
General and administrative	2,233	2,168	8,642	9,588

Total operating expenses	13,475	13,520	50,891	56,530

Loss from operations	(5,796)	(5,083)	(16,152)	(28,750)
Interest income (expense), net	(326)	198	145	698

Net loss	(6,122)	(4,885)	(16,007)	(28,052)
Accretion to redemption value of redeemable convertible preferred stock	—	—	—	(49)

Net loss attributable to common stockholders	$(6,122)	$(4,885)	$(16,007)	$(28,101)

Basic and diluted net loss per share attributable to common stockholders	$(0.35)	$(0.32)	$(1.01)	$(2.03)

Shares used to compute basic and diluted net loss per share attributable to common stockholders	17,707	15,152	15,915	13,814

	Three Months Ended December 31, 2007 (1)			Three Months Ended December 31, 2006 (1)
		Stock-based			Stock-based
		compensation	Reported		compensation	Reported
	non-GAAP	expense	GAAP results	non-GAAP	expense	GAAP results

Net loss attributable to common stockholders	$(5,532)	$(590)	$(6,122)	$(4,126)	$(759)	$(4,885)

Basic and diluted net loss per share attributable to common stockholders	$(0.32)	$(0.02)	$(0.35)	$(0.27)	$(0.05)	$(0.32)

Research and development expenses	$10,922	$320	$11,242	$11,064	$288	$11,352

General and administrative expenses	$1,963	$270	$2,233	$1,697	$471	$2,168

	Year Ended December 31, 2007 (1)			Year Ended December 31, 2006 (1)
		Stock-based			Stock-based
		compensation	Reported		compensation	Reported
	non-GAAP	expense	GAAP results	non-GAAP	expense	GAAP results

Net loss attributable to common stockholders	$(12,637)	$(3,370)	$(16,007)	$(23,532)	$(4,569)	$(28,101)

Basic and diluted net loss per share attributable to common stockholders	$(0.79)	$(0.21)	$(1.01)	$(1.70)	$(0.33)	$(2.03)

Research and development expenses	$40,519	$1,730	$42,249	$44,818	$2,124	$46,942

General and administrative expenses	$7,002	$1,640	$8,642	$7,143	$2,445	$9,588
SGX PHARMACEUTICALS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)
(unaudited)

	December 31,	December 31,
	2007	2006
Assets
Cash, cash equivalents and short-term investments	$38,990	$33,877
Accounts receivable	2,706	3,532
Other current assets	1,187	1,616
Property and equipment, net	3,889	5,435
Other assets	4,284	4,004

Total assets	$51,056	$48,464

Liabilities and stockholder’s equity
Current liabilities	$24,991	$21,762
Deferred revenue, long-term	1,042	13,023
Other liabilities, net of current portion	—	66
Stockholder’s equity	25,023	13,613

Total liabilities and stockholder’s equity	$51,056	$48,464

1)	In addition to disclosing financial results calculated in accordance with generally accepted accounting principles (GAAP), this table contains non-GAAP financial measures that exclude the effect of non-cash stock compensation expense. The Company believes that the presentation of results excluding non-cash stock compensation expense provides meaningful supplemental information to both management and investors that is indicative of the Company’s core operating results. The Company believes these non-GAAP financial measures facilitate comparison of operating results across reporting periods, and uses these non-GAAP financial measures when evaluating its financial results, as well as for internal planning and forecasting purposes. These non-GAAP financial measures should not be considered a substitute for, or superior to, financial measures calculated in accordance with GAAP.